Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Boxed, Inc. (formerly Seven Oaks Acquisition Corp.) on Form S-1 of our report dated March 31, 2021, except for the effects of the restatement discussed in Notes 2, 7 and 10 as to which the date is June 3, 2021, and for the effects of the restatement discussed in Notes 2 and 8 as to which the date is December 2, 2021, with respect to our audit of the financial statements of Boxed, Inc. (formerly Seven Oaks Acquisition Corp.) as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Hartford, CT

December 21, 2021